Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FRANKLIN BANK CORP.,

FRANKLIN BANK, S.S.B.

and

ELGIN BANK OF TEXAS

Dated as of January 26, 2005

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EXHIBITS

Exhibit A	Form of Letter of Transmittal
Exhibit B	Form of Voting Agreement
Exhibit C-1	Form of Retention Agreement between the Bank and Michael R. Davis
Exhibit C-2	Form of Retention Agreement between the Bank and Jeff Carter
Exhibit D	Form of Noncompetition Agreement
Exhibit E	Form of Affiliate Agreement
Exhibit F	Form of Opinion of Counsel to FBC
Exhibit G	Form of Opinion of Counsel to the Bank
Exhibit H	Form of Release of the Bank by Directors and Officers of the Bank
Exhibit I	Form of Release of Directors and Officers of the Bank by the Bank

SCHEDULES

Schedule 1.1(b)	Branches, Offices and Facilities of the Bank and Franklin Bank
Schedule 3.1	Articles of Association and Bylaws of the Bank
Schedule 3.2	Agreements Affecting the Bank Stock
Schedule 3.4	Investments
Schedule 3.5(a)	Financial Statements of the Bank
Schedule 3.5(b)	Other Liabilities
Schedule 3.6	Bank Property
Schedule 3.8	Litigation and Other Proceedings
Schedule 3.10	Contracts
Schedule 3.11	Fidelity Bonds and Insurance
Schedule 3.12	Conflicts with Other Instruments
Schedule 3.14	Conduct
Schedule 3.15	Substandard and Similar Loans
Schedule 3.17(a)	Compensation and Benefit Plans
Schedule 3.17(j)	Effect of Merger on Compensation and Benefit Plans
Schedule 3.17(p)	Funding Contracts Held by Compensation and Benefit Plans
Schedule 3.28	Shareholders’ List
Schedule 3.30	Deposit Summary
Schedule 5.11	Affiliates of the Bank
Schedule 5.14(a)	Termination of Certain Compensation and Benefit Plans
Schedule 5.14(b)	Termination of and Payments Under Certain Compensation and Benefit Plans

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INDEX OF DEFINED TERMS

Page
401(k) Plan	37
Accounting Firm	41
Acquisition Transaction	49
Additional Report Notice	32
Adjusted Aggregate Merger Consideration	5
Adjustment Amount	49
Advisory Board	3
Aggregate Merger Consideration	4
Agreement	1
Annual Financial Statements	9
Audited Bank Financial Statements	33
Bank	1
Bank Applications	35
Bank Disclosure Schedules	33
Bank Employees	37
Bank Financial Statements	9
Bank Nominees	3
Bank Real Property	9
Bank Shareholder Meeting	22
Bank Stock	8
best efforts	50
BOLI	13
Call Reports	9
Capital Deficiency Amount	4
Cash Consideration	4
CERCLA	11
Certificate	5
Closing	42
Closing Date	42
Compensation and Benefit Plans	16
Contracts	13
CRA	19
Deferred Compensation Agreements	19
Department	1
Deposit Summary	21
Disqualification Event	3
Dissenting Share	7
Dissenting Shares	4
DPC Shares	4
Effective Date	2
Effective Time	2
Environmental Laws	11
ERISA	16

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Page
ERISA Affiliate	16
Exchange Act	19
Exchange Agent	5
Exchange Fund	5
FBC	1
FBC Applications	27
FBC Benefit Plan	37
FBC Disclosure Schedules	38
FBC Measurement Price	4
FBC Phase I Termination Notice	32
FBC Reports	25
FBC Stock	23
FDIC	3
Franklin Bank	1
GAAP	9
Hazardous Materials	11
HOLA	1
Indemnified Party	37
Interim Financial Statements	9
IRS	13
knowledge	50
known	50
Letter of Transmittal	5
Loan Schedule	19
Loans	19
Material Adverse Effect	50
Merged Bank	1
Merger	1
Merger Consideration	4
NNM	23
Noncompetition Agreement	31
OREO	9
OTS	3
Pension Plan	16
person	51
Phase I Environmental Assessment	33
Phase I Report	32
Phase II Environmental Assessment	33
Phase II Report	32
Phase II Termination Notice	32
Prospectus	36
Proxy Statement	22
Registration Statement	22
Retention Agreements	31
Returns	12
SEC	4

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Page
Securities Act	22
Securities Portfolio	8
Significant Environmental Matter	32
Stock Consideration	4
Subject Facilities	32
Subject Period	3
Taxes	12
TBA	1
TBCA	1
TBD	3
Title IV Plan	16
Trust Account Shares	4
TSBA	1
Voting Agreement	30

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AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (“Agreement”) dated as of January 26, 2005 is by and among Franklin Bank Corp., a Delaware corporation (“FBC”), Franklin Bank, S.S.B., a Texas state savings bank (“Franklin Bank”), and Elgin Bank of Texas, a Texas state bank (the “Bank”).

     WHEREAS, FBC and the Bank believe that the acquisition of the Bank by FBC in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and amendments hereto is desirable and in the best interests of their respective institutions and shareholders;

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and the payments and other good and valuable consideration herein provided for, the sufficiency of which is hereby acknowledged, the parties agree as set forth below:

INTRODUCTION

     The Bank is a Texas state bank chartered under the Texas Banking Act (the “TBA”). FBC owns indirectly all of the issued and outstanding shares of capital stock of Franklin Bank, has elected to be regulated as a savings and loan holding company under the Home Owners’ Loan Act, as amended (the “HOLA”), and is registered with the Texas Savings & Loan Department (the “Department”) as a holding company under Chapter 97 of the Texas Savings Bank Act (the “TSBA”). This Agreement provides for the acquisition of the Bank by FBC through the merger of the Bank with and into Franklin Bank, with Franklin Bank surviving (the “Merger”), all pursuant to this Agreement and Plan of Merger by and among FBC, Franklin Bank, and the Bank and pursuant to Subchapter H of the TSBA, Section 32.501 of the TBA and Part 5 of the Texas Business Corporation Act (the “TBCA”), and Franklin Bank will continue its existing operations as a Texas state savings bank.

ARTICLE I.

THE MERGER

     Section 1.1 The Merger. (a) Subject to the terms and conditions of this Agreement and in accordance with Subchapter H of the TSBA, Section 32.501 of the TBA and Part 5 of the TBCA, at the Effective Time (as hereinafter defined) the Bank shall be merged with and into Franklin Bank. Upon consummation of the Merger, the separate existence of the Bank shall cease. Franklin Bank shall be the surviving entity in the Merger and shall continue its existence as a state savings bank under the laws of the State of Texas (Franklin Bank, as constituted after the Merger, is referred to herein as both the “Merged Bank” and “Franklin Bank”).

          (b) The business of the Merged Bank shall be that of a Texas state savings bank. The business shall be conducted by the Merged Bank at its principal office, which shall be located at the principal office of Franklin Bank at 9800 Richmond Avenue, Suite 680, Houston, Texas; at all duly authorized and operating branches of Franklin Bank and the Bank as of the Effective Time (as hereinafter defined), together with the principal office of the Bank, which shall be operated as a branch of the Merged Bank; and at all other offices and facilities of Franklin Bank and the Bank established as of the Effective Time. All of such branches, offices and facilities are listed on Schedule 1.1(b) hereto.

          (c) FBC and the Bank may at any time, by amendment of this Agreement in accordance with Section 12.6 hereof, change the method of effecting the combination of Merger Subsidiary and the Bank (including without limitation the provisions of this Article I) if and to the extent they deem such change to be desirable.

     Section 1.2 Effective Date and Time of the Merger. The terms “Effective Date” and “Effective Time” shall be the date and time, respectively, when the Merger becomes effective.

     Section 1.3 Effects of the Merger. (a) At and after the Effective Time, the Merger shall have the effects provided in Section 92.355 of the TSBA. At the Effective Time, the Merged Bank shall be deemed to be the same business and corporate entity as each of the Bank and Franklin Bank. All corporate acts, plans, policies, contracts, approvals and authorizations of the Bank and its shareholders, Board of Directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Merged Bank and shall be as effective and binding thereon as the same were with respect to the Bank as of the Effective Time.

          (b) At the Effective Time, by virtue of the Merger and without any further act, deed, conveyance or other transfer, all of the rights, powers, franchises and interests of the Bank and Franklin Bank in and to any type of property and choses in action shall vest in Franklin Bank as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of the Bank and Franklin Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of the Bank and Franklin Bank as fully and to the same extent as if such rights, powers, franchises, interests, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Merged Bank by the TSBA.

          (c) The Merged Bank, upon the consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, transfer agent, registrar of stocks and bonds, guardian, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Bank and Franklin Bank immediately prior to the Effective Time.

     Section 1.4 Articles of Incorporation; Bylaws. From and after the Effective Time, (i) the Articles of Incorporation of the Merged Bank shall be the Articles of Incorporation of Franklin Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the Bylaws of the Merged Bank shall be the Bylaws of Franklin Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

     Section 1.5 Officers and Directors. At the Effective Time, the officers of Franklin Bank immediately prior to the Effective Time shall be the officers of the Merged Bank, and the directors of Franklin Bank immediately prior to the Effective Time shall be the directors of the Merged Bank, in each case to hold office until their respective successors are duly elected or appointed and qualified.

     Section 1.6 Approvals and Notices. FBC and the Bank shall proceed expeditiously and cooperate fully in obtaining any consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided herein including, without limitation, the preparation and submission of all necessary filings, certificates and notices to the Department, the Office of Thrift Supervision (the “OTS”), the Federal Deposit Insurance Corporation (“FDIC”) and the Texas Department of Banking (the “TBD”). This Agreement shall be submitted to the shareholders of the Bank for their approval in accordance with applicable provisions of law and the Articles of Association and Bylaws of the Bank.

     Section 1.7 Advisory Board of Directors. FBC agrees, promptly after the Effective Time of the Merger, to take all actions necessary to appoint to the Advisory Board of Directors of Franklin Bank (the “Advisory Board”) R. Harry Akin, Wallace H. Cardwell, Carl F. Herring, Edwin O. Lundgren, Jr. and Jeffrey M. Schroeder (the “Bank Nominees”) and, for a 24-month period thereafter (the “Subject Period”), to cause the Bank Nominees to continue to be appointed to serve thereon; provided, that if during the Subject Period any Bank Nominee shall be subject to a Disqualification Event (as hereinafter defined), FBC’s obligations under this section to cause such nominee to continue to be appointed to the Advisory Board during the Subject Period shall terminate, and such nominee’s service on the Advisory Board may be terminated. As used herein, the term “Disqualification Event” means, as to any Bank Nominee, the occurrence of any of the following events: (i) such nominee shall be prohibited by law, order, injunction, decree or otherwise from serving as a director of FBC or Franklin Bank; (ii) such nominee shall have been convicted of any felony or crime of moral turpitude; (iii) such nominee shall file (or any entity indebted to the Merged Bank of which such nominee shall have been an executive officer or controlling person within the two years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or such nominee shall become (or any entity indebted to the Merged Bank of which such nominee shall have been an executive officer or controlling person within the two years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 30 days; (iv) such nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(1)-(6) of Regulation S-

K (or any successor or substitute provision of similar import) promulgated by the Securities and Exchange Commission (the “SEC”), or similar provisions of state “blue sky” laws; or (v) such nominee shall violate any covenant or agreement in a Noncompetition Agreement (as hereinafter defined), if applicable.

ARTICLE II.

CONVERSION AND EXCHANGE OF SHARES

     Section 2.1 Conversion of Bank Stock. Subject to the provisions of this Article II, the aggregate consideration to be paid by FBC to the shareholders of the Bank in the Merger shall be $23,400,000, consisting of cash in the amount of $11,700,000 and shares of FBC Stock valued at $11,700,000 (the “Aggregate Merger Consideration”). The Aggregate Merger Consideration shall be subject to reduction, and the amount of Stock Consideration, Cash Consideration and Merger Consideration (as each is hereinafter defined) shall be subject to corresponding reduction, under the circumstances described in Section 2.1(b). At the Effective Time, by virtue of the Merger and without any action on the part of the Bank, FBC or the holder of any of the securities thereof:

          (a) Subject to the provisions of this Article II, each share of the Bank Stock issued and outstanding immediately prior to the Effective Time, except for (i) shares of Bank Stock owned by the Bank as treasury stock or owned, directly or indirectly, by the Bank, FBC or any of their respective wholly owned subsidiaries (other than shares of Bank Stock held, directly or indirectly, in trust accounts, managed accounts or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by the Bank or FBC or any of their respective wholly owned subsidiaries, as the case may be, being referred to herein as “Trust Account Shares”) and other than any shares of Bank Stock held by the Bank or FBC or any of their respective subsidiaries in respect of a debt previously contracted (any such shares of Bank Stock, whether held directly or indirectly by the Bank or FBC or any of their respective wholly owned subsidiaries, being referred to herein as “DPC Shares”)), and (ii) shares of Bank Stock as to which the holders have perfected their rights as dissenting shareholders in accordance with the provisions of Article 5.12 of the TBCA (the “Dissenting Shares”), shall be converted into and represent the right to receive (x) an amount in cash equal to $292.50 per share (the “Cash Consideration”) and (y) a number of shares of FBC Stock equal to the quotient obtained by dividing $292.50 by the average of the daily volume-weighted average prices of the FBC Stock for the twenty consecutive trading days prior to and including the second trading day prior to the Closing Date (as hereinafter defined), rounded to the nearest ten thousandth (the “FBC Measurement Price”), per share (the “Stock Consideration” and, with the Cash Consideration, the “Merger Consideration”).

          (b) In the event that the Bank’s stockholders’ equity as of the Closing Date shall be less than $10,189,577 as calculated and certified under Section 8.9 of this Agreement and FBC elects to waive satisfaction of such condition and consummate the Merger, the Aggregate Merger Consideration shall be redetermined by reducing the Aggregate Merger Consideration by the product of (i) the difference between $10,189,577 and the amount of the Bank’s actual stockholders’ equity calculated and certified in the manner required by Section 8.9 of this Agreement, multiplied by (ii) 2.30 (the “Capital Deficiency Amount”). The Aggregate

Merger Consideration, as so redetermined and reduced by the Capital Deficiency Amount, is referred to herein as the “Adjusted Aggregate Merger Consideration.” Upon the occurrence of the events described in this Section 2.1(b), the amount of the Stock Consideration and the amount of the Cash Consideration shall be redetermined and reduced based on the Adjusted Aggregate Merger Consideration, with the amount of such reduction applied proportionately to the Stock Consideration and the Cash Consideration, so that the Stock Consideration continues to constitute fifty percent of the Merger Consideration and the Cash Consideration continues to constitute fifty percent of the Merger Consideration.

          (c) All shares of Bank Stock that are owned, directly or indirectly, by the Bank or FBC or any of their respective wholly owned subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (d) All of the shares of Bank Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Bank Stock (each a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration.

     Section 2.2 Exchange Procedure. (a) On or immediately prior to the Effective Date, FBC shall deposit in trust with, or otherwise make available to, an exchange agent to be selected by FBC (the “Exchange Agent”), for exchange in accordance with this Agreement, (i) certificates representing the shares of FBC Stock to be issued pursuant to Section 2.1(a) and (ii) cash sufficient to pay (A) the Cash Consideration pursuant to Section 2.1(a) and, (B) any amounts to be paid in lieu of any fractional shares of FBC Stock pursuant to Section 2.2(h) (such cash and certificates for shares of FBC Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

          (b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of Bank Stock a letter of transmittal in substantially the form attached to this Agreement as Exhibit A and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).

          (c) Each holder of Bank Stock, upon proper surrender of the Certificates therefor to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of FBC Stock to which such holder of Bank Stock shall have become entitled pursuant to the provisions of Section 2.1, and (ii) a check representing the amount of Cash Consideration and any cash in lieu of fractional shares which such holder has the right to receive hereunder. Each Certificate so surrendered shall be cancelled. Until so surrendered, each Certificate will be deemed for all corporate purposes after the Closing to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Notwithstanding the foregoing, neither the Exchange Agent nor any other party hereto shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as required by law, no interest shall be payable with respect to the Cash Consideration, the cash payable for fractional shares or the cash payable for Dissenting Shares. If any shareholder of record of the Bank is unable to locate any Certificate to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered shareholder upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to FBC.

          (d) The delivery of the Merger Consideration by the Exchange Agent shall be as soon as practicable following the receipt from time to time by the Exchange Agent of the several Certificates and duly executed Letters of Transmittal.

          (e) No dividends or other distributions declared with respect to FBC Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.2. Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund. After the surrender of a Certificate in accordance with this Section 2.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FBC Stock represented by such Certificate.

          (f) If any certificate representing shares of FBC Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of FBC Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (g) After the Effective Time, there shall be no transfers on the stock transfer books of the Bank of the shares of Bank Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of FBC Stock as provided in this Article II.

          (h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of FBC Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to FBC Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FBC. In lieu of the issuance of any such fractional share, FBC shall pay to each holder of Bank Stock who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the amount of the Merger Consideration determined after giving effect to the reductions provided for in Section 2.1 of this Agreement by (ii) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of FBC Stock to which such holder would otherwise be entitled to receive pursuant to this Article II.

          (i) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Bank for 12 months after the Effective Time shall be paid to FBC. Any former shareholders of the Bank who have not theretofore complied with this Section 2.2 shall thereafter look only to FBC for payment of the Merger Consideration deliverable in respect of each share of Bank Stock such shareholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of the Bank, FBC, the Exchange Agent or any other person shall be liable to any former holder of Bank Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.3 Dissenting Shares. Each share of Bank Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has properly perfected his dissenter’s rights of appraisal by following the procedures set forth in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Dissenting Shares owned by each holder thereof who has not exchanged his Certificates for the corresponding share of the Merger Consideration or otherwise has not effectively withdrawn or lost his dissenter’s rights shall not be converted into or represent the right to receive the corresponding share of the Merger Consideration pursuant to Section 2.1 hereof and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBCA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBCA. If any holder of Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBCA, such Dissenting Shares shall be converted into the right to receive the corresponding share of the Merger Consideration in accordance with the provisions of this Article II.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE BANK

     The Bank represents and warrants to FBC as follows:

     Section 3.1 Organization. (a) The Bank is a Texas state bank duly organized, validly existing and in good standing under the laws of the state of Texas. The Bank is duly authorized to conduct a general banking business, including without limitation all authorized deposit functions of Texas state banks as well as commercial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the TBD and the FDIC. The Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act. The Bank does not have “trust powers” and has not and does not conduct any trust activities.

          (b) The Bank has no subsidiaries. The Bank is not a general partner or owner of an equity or membership interest in any joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity. The Bank knows of no arrangement pursuant to which the stock or other membership or equity interests of any corporation, joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of the Bank or all of the shareholders of the Bank.

          (c) True and complete copies of the Articles of Association and Bylaws of the Bank, as amended to date, are included in Schedule 3.1 to this Agreement.

     Section 3.2 Capitalization. The authorized capital stock of the Bank consists of (i) 40,000 shares of common stock, $10.00 par value per share (the “Bank Stock”), 40,000 shares of which are issued and outstanding and none of which are held in treasury. All of the issued and outstanding shares of Bank Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person or in violation of any applicable federal or state securities laws. There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Bank to issue any authorized and unissued Bank Stock, nor does the Bank have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no stock appreciation or similar rights to receive cash payment in respect or in lieu of options to purchase shares of Bank Stock or otherwise. Except as described on Schedule 3.2 to this Agreement, to the knowledge of the Bank there are no voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting the Bank Stock other than the Voting Agreements provided for in Section 5.6.

     Section 3.3 Approvals; Authority. The Bank has full corporate power and authority to execute and deliver this Agreement and the Retention Agreements (as hereinafter defined) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Retention Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Bank and, other than the approval of this Agreement by the holders of at least two-thirds of the Bank Stock as required by law, no further corporate proceedings of the Bank are needed to execute and deliver this Agreement and the Retention Agreements and consummate the transactions contemplated hereby and thereby. This Agreement and the Retention Agreements have been duly authorized, executed and delivered by the Bank and each is a legal, valid, and binding agreement of the Bank enforceable against the Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing (as hereinafter defined), all other agreements, documents and instruments to be executed and delivered by the Bank which are referred to herein or contemplated hereby will have been duly executed and delivered by the Bank and will constitute the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

     Section 3.4 Investments. The Bank has furnished to FBC, as Schedule 3.4 of this Agreement, a complete and accurate list, as of September 30, 2004, of all securities, including municipal bonds, owned by the Bank (the “Securities Portfolio”). All securities in the Securities Portfolio are owned by the Bank, of record and beneficially, free and clear of all mortgages, liens, pledges, security interests and encumbrances, except as disclosed in Schedule 3.4. The list contained in Schedule 3.4 indicates all entities in which the ownership interest of the Bank represents five percent or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of the securities held in the Securities Portfolio.

     Section 3.5 Financial Statements. (a) Schedule 3.5(a) contains true and complete copies of the Bank’s (i) audited balance sheets and related statements of income, changes in stockholders’ equity and cash flows, as of and for the years ended December 31, 2003 and 2002, accompanied by the report thereon of Padgett, Stratemann & Co., L.L.P. dated February 6, 2004 (the “Annual Financial Statements”), and (ii) unaudited balance sheets and related statements of income as of and for the nine months ended September 30, 2004 (the “Interim Financial Statements”). The Bank has also furnished to FBC true and complete copies of all Consolidated Reports of Condition and Income filed by the Bank with bank regulatory authorities as of and for each period during the three years ended September 30, 2004 (the “Call Reports”). The Annual Financial Statements, Interim Financial Statements and Call Reports are collectively referred to herein as the “Bank Financial Statements.” The Annual Financial Statements fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated therein in conformity with generally accepted accounting principles (“GAAP”) applied consistently during the periods covered thereby. The Interim Financial Statements fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with GAAP consistently applied during the periods covered thereby, except that the Interim Financial Statements (i) are subject to normal year end adjustments required by GAAP and (ii) omit the footnote disclosure required by GAAP. As of their respective dates, the Call Reports complied with the rules and regulations of applicable federal and state banking authorities and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Except as set forth on Schedule 3.5(b), as of the dates of the Bank Financial Statements and as of the date of this Agreement, the Bank did not have any liabilities, fixed or contingent, which are material and are not fully reflected or provided for in the Bank Financial Statements or otherwise disclosed in this Agreement.

          (c) Since September 30, 2004, (i) the business of the Bank has been conducted only in the ordinary course, consistent with prior practices, and (ii) no event, condition or circumstance has occurred which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Bank.

          (d) The Bank has not taken or agreed to take any action, and does not know of any circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 3.6 Bank Property. (a) Schedule 3.6 contains a true, correct and complete list of all real property owned or leased by the Bank (the “Bank Real Property”). True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on Schedule 3.6 and all mortgages, deeds of trust and security agreements to which such property is subject have been delivered to FBC. The Bank does not own any non-residential other real estate owned (“OREO”) property.

          (b) No lease with respect to any Bank Real Property and no deed with respect to any Bank Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Bank Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing material defaults by the Bank or, to the knowledge of the Bank, the other party thereunder, and, to the knowledge of the Bank, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a material default thereunder.

          (c) To the knowledge of the Bank, none of the buildings and structures located on any Bank Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Bank Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Bank. No condemnation proceeding is pending or, to the Bank’s knowledge, threatened, which would preclude or materially impair the use of any Bank Real Property in the manner in which it is currently being used.

          (d) The Bank has good and marketable title to, or a valid and enforceable leasehold interest in, all Bank Real Property and all improvements thereon, and all personal and intangible properties reflected in the Bank’s unaudited statement of condition dated as of September 30, 2004 (as included in the Interim Financial Statements) or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) as noted in the Interim Financial Statements, (ii) statutory liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (iv) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the Interim Financial Statements.

          (e) All buildings and other facilities used in the business of the Bank are in adequate condition (ordinary wear and tear excepted) and are free from defects which could materially interfere with the current or future use of such facilities consistent with past practices.

     Section 3.7 Environmental Laws. The Bank is and has been in compliance with all terms and conditions of all applicable federal and state Environmental Laws (as hereinafter defined) and permits thereunder except for such noncompliance as would not reasonably be expected to give rise, individually or in the aggregate, to a Material Adverse Effect on the Bank. The Bank (i) has not received any notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (ii) has not generated, stored, or disposed of any materials designated as Hazardous Materials (as hereinafter defined) under the Environmental Laws, and (iii) is not subject to any claim or lien under any Environmental Laws. No release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any real estate during the term of the ownership, lease or operation thereof by the Bank for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any real estate currently owned, leased or operated by the Bank for which the Environmental Laws required or require notice to any third party, further investigation or response action of any kind. The Bank has not directed, controlled or overseen, and has not sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which the Bank holds or has held a security interest. To the knowledge of the Bank, no asbestos is now or has been contained in any facility owned by the Bank. No real property currently owned, leased or operated by the Bank is, or has been, an industrial site or a landfill during the tenure of the Bank or, to the knowledge of the Bank, prior to such tenure. The Bank has furnished FBC true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each real property presently or formerly owned, leased or operated by the Bank.

     “Environmental Laws,” for purposes of this Section 3.7, means any federal, state or local statute, law, rule, regulation, ordinance, code, written policy or rule of common law, in each case as amended to date, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.

     “Hazardous Materials,” for purposes of this Section 3.7, means (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

     Section 3.8 Litigation and Other Proceedings. Except as set forth on Schedule 3.8, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of the Bank, threatened before any court or administrative body in any manner against the Bank or any of its properties or capital stock. The Bank knows of no basis on which any litigation or proceeding currently pending, or which could be brought against the Bank, could have a Material Adverse Effect on the Bank or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. The Bank is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 3.9 Taxes. (a) All Returns (as hereinafter defined) required to be filed by or on behalf of the Bank have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes (as hereinafter defined) shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and all Taxes owed by the Bank which are or have become due have been timely paid in full (whether or not shown on or reportable on such Returns). The Bank has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of the Bank with respect to Taxes, other than liens for Taxes not yet due and payable.

          (b) No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Bank which have not been settled, closed or reached a final determination. There are no pending audits relating to any Tax liability of the Bank to which the Bank has received notice. The Bank is not a party to any action or proceeding for assessment or collection of Taxes, nor have such events been asserted or, to the knowledge of the Bank, threatened against the Bank or any of its assets. No waiver or extension of any statute of limitations relating to Taxes is in effect with respect to the Bank. No power of attorney has been executed by the Bank with respect to any Tax matters which is currently in force.

          (c) The Bank has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. The Bank has not agreed to make, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. None of the property of the Bank is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code. The Bank is not a party to any Tax sharing agreement nor does it have any continuing obligations under any prior Tax sharing agreement. The Bank is not, and has not been, a member of any affiliated, consolidated, combined, unitary or similar group for Tax purposes.

          (d) As used in this Agreement, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Bank is required to pay, withhold or collect. As used in this Agreement, the term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

          (e) True and complete copies of the federal income tax returns of the Bank as filed with the Internal Revenue Service (the “IRS”) for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 have been furnished to FBC. True and complete copies of the Texas Franchise Tax returns of the Bank as filed with the State of Texas for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 have been furnished to FBC.

     Section 3.10 Contracts. Except as otherwise noted in Schedule 3.10 hereto, the Bank is not a party to or bound by any (i) employment contract (including without limitation any collective bargaining contract or union agreement or agreement with an independent contractor); (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (iii) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee involving annual payments in excess of $20,000; (iv) contract or commitment for capital expenditures in excess of $20,000 for any one project; (v) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement involving an annual expenditure in excess of $20,000; (vi) contract or option to purchase or sell any real or personal property other than a contract for the purchase of personal property in the ordinary course of business; (vii) contract, agreement or letter with respect to the management or operations of the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Bank; (viii) agreement, contract or indenture related to the borrowing of money by the Bank; (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (x) agreement with or extension of credit to any executive officer or director of the Bank or a holder of more than 10% of the Bank Stock, or any affiliate of such person; (xi) agreement or arrangement with any executive officer, director, holder of 10% or more of the Bank Stock or affiliate of such persons for the provision of services or lease of property; (xii) agreement with any executive officer, director, holder of more than 10% of the Bank Stock or affiliate of such person relating to Bank owned life insurance (“BOLI”), (xiii) contracts, other than the foregoing, involving more than $20,000 and not made in the ordinary course of business and not otherwise disclosed in this Agreement or in a schedule attached hereto or (xiv) agreements with school districts, municipalities or other government entities relating to the deposits of such entities with the Bank (items (i) through (xiv) being collectively referred to as the “Contracts”). The Bank has performed in all material respects all obligations required to be performed by it to date under each of the Contracts and is not in default under, and to the knowledge of the Bank no event has occurred which, with the lapse of time or action by a third party, could result in a default under the Contracts or under any provision of the Articles of Association or Bylaws of the Bank.

     Section 3.11 Fidelity Bonds and Insurance. True and complete copies of all fidelity bonds and insurance policies (including any BOLI) owned or held by, or issued in favor of, the Bank (other than credit-life policies), have been delivered to FBC and are listed on Schedule 3.11 to this Agreement. The coverage, amounts and retention levels of such fidelity bonds and insurance policies are reasonable for the business conducted by the Bank.

     Section 3.12 No Conflict with Other Instruments. The execution and delivery of this Agreement and the Retention Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in a breach of any provision of the Articles of Association or Bylaws of the Bank, (ii) subject to obtaining the approval of the holders of at least two-thirds of the Bank Stock and all regulatory approvals, violate any provision of, or constitute a default or require any consent or approval under, any law, or any order, writ, injunction or decree of any court or other governmental agency applicable to the Bank or, to the knowledge of the Bank, any other shareholder of the Bank, or (iii) except as otherwise noted on Schedule 3.12 hereto, violate any provision of, or constitute a material default or require any consent or approval under, any contract, agreement or instrument to which the Bank or, to the knowledge of the Bank, any other shareholder of the Bank is a party or by which any of them is bound or constitute an event which, with the lapse of time or action by a third party, could result in a material default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of the Bank, any shareholder of the Bank or upon the Bank Stock.

     Section 3.13 Compliance with Laws. (a) The Bank is in compliance with all applicable federal, state and local laws, rules, regulations and orders. The Bank has filed all reports, notices, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the TBD, the FDIC and any other regulatory authority having jurisdiction over it, and such reports, notices, registrations and statements were, as of their respective dates, true and correct and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the knowledge of the Bank, investigation into the business or operations of the Bank. There is no unresolved violation, criticism, or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank.

          (b) Except for approval of the holders of at least two-thirds of the Bank Stock and approvals of regulatory authorities having jurisdiction over the Bank and as otherwise noted on Schedule 3.12, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person is required to be obtained by the Bank in connection with the execution, delivery and performance by any of them of this Agreement and the Merger.

     Section 3.14 Conduct. Except as listed in Schedule 3.14 hereto, since January 1, 2004, the Bank has not (i) issued or sold any capital stock or corporate debt obligations; (ii) declared or set aside or paid any dividend or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of their capital stock; (iii) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (iv) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Bank Financial Statements, accruals, accounts and notes payable incurred since January 1, 2004 in the ordinary course of business, and accruals, accounts and notes payable incurred as contemplated by this Agreement; (v) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vi) made any general or individual wage or salary increase (including increases in directors’ or consultants’ fees), paid any bonus, granted or paid any perquisites such as automobile allowances, financial planning assistance, club memberships or dues or other similar benefits, or instituted any employee welfare, retirement or similar plan or arrangement, except periodic or merit raises, bonuses and allowances approved by the Bank executives or Board of Directors in the ordinary course of business and reflected in the minutes of the Bank, as part of the Bank’s standard practices; (vii) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting its business, properties or assets; (viii) made any or acquiesced in any change in accounting methods, principles or practices; (ix) entered into any contract, agreement or commitment which obligates the Bank for an amount in excess of $20,000 over the term of any such contract, agreement or commitment other than in the ordinary course of business; or (x) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of their assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

     Section 3.15 Reserve for Possible Loan Losses. The reserve for possible loan losses of the Bank as reflected in the Bank’s Call Report for the period ended September 30, 2004 has been calculated in accordance with GAAP as applied to banking institutions and in accordance with all applicable rules and regulations. Such reserve shown on the Bank’s Call Report for the period ended September 30, 2004 is, in the opinion of the Bank’s management, adequate in all respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of that date. At the Effective Time, no material facts relevant to the adequacy of such reserves as of that date shall have been withheld from FBC. Except as disclosed in Schedule 3.15, there are no loans of the Bank that have been classified by bank examiners on the Bank’s most recent examination report as “Other Assets Specially Mentioned,” “Substandard,” “Doubtful” or “Loss.”

     Section 3.16 Employment Relations. The relations of the Bank with its employees is satisfactory. The Bank has not received any formal notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees nor is there any informal indication of the foregoing occurring. The Bank has complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes and no person has asserted that the Bank is liable for any arrearages of wages, worker’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

     Section 3.17 Compensation and Benefit Plans. (a) Schedule 3.17(a) contains a complete and accurate list of all employee benefit plans and programs, and bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, contracts, employment, collective bargaining, retention or severance agreements, written and unwritten, and all similar practices, policies and arrangements in which the Bank has any liability, obligation to, or which is maintained or contributed to by it or which covers any employees, or former employees, consultants or former consultants, officers or former officers, directors or former directors of it, which are now in force or which have been in force during the last three years (the “Compensation and Benefit Plans”). The Bank does not have any commitment to create any additional Compensation and Benefit Plan, to terminate, modify or change (other than as required by law) or not to terminate, modify or change any existing Compensation and Benefit Plan.

          (b) Each Compensation and Benefit Plan is in compliance in all material respects, in form and in administration, with the plan documents and all applicable laws, including, to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, the federal securities laws, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and since January 1, 2000, all material filings, disclosures and notices required by ERISA, the Code, the federal securities laws, the Age Discrimination in Employment Act and any other applicable law with respect to such plans have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS or, in the case of a “prototype plan,” may rely on a favorable opinion letter from the IRS, and the Bank does not know of any reason why such opinion letter would be revoked, nor knows of any events which could affect the tax-qualified status of such Pension Plan. There is no pending or, to the knowledge of the Bank, threatened legal action, suit or claim relating to any of the Compensation and Benefit Plans. No transaction or omission with respect to any Compensation and Benefit Plan exists that would be a violation of Section 4975 of the Code or Section 502 of ERISA that is not exempt under Code Section 4975 or ERISA Section 502.

          (c) There is no pending investigation or enforcement action by the Department of Labor or the IRS or any other governmental authority with respect to any Compensation and Benefit Plan, nor is there any indication of any such investigation or enforcement action occurring.

          (d) All contributions or insurance premiums required to be made under the terms of any Compensation and Benefit Plan whether or not established under any collective bargaining agreement to which the Bank or any entity, trade or business that is a member of a controlled group described in Section 414(b), (c), (n) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Bank (“ERISA Affiliate”) is a party have been timely made or will be timely made prior to the Effective Time. No event has occurred or circumstances exist that could result in an increase in premium cost of Compensation and Benefit Plans that are insured, or an increase in benefit costs of Compensation and Benefit Plans that are self-funded.

          (e) With respect to any Pension Plan (except for any “multiemployer plan” as defined in Section 3(37) of ERISA) which is subject to Title IV of ERISA (“Title IV Plan”): (i) the Bank and each ERISA Affiliate have satisfied the minimum funding standard, and has made all contributions required, under ERISA Section 302 and Section 412 of the Code; (ii) the Bank and each ERISA Affiliate have paid all amounts due to the PBGC pursuant to ERISA Section 4007; (iii) neither the Bank nor any ERISA Affiliate has filed a notice of intent to terminate any Title IV Plan or has adopted any amendment to treat a Title IV Plan as terminated, and the PBGC has not instituted proceedings to treat any Title IV Plan as terminated; (iv) no event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Title IV Plan; (v) no accumulated funding deficiency, whether or not waived, exists with respect to any Title IV Plan, and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Title IV Plan; (vi) the actuarial report for each Title IV Plan of the Bank and each ERISA Affiliate fairly presents the financial condition and the results of operations of each such Title IV Plan in accordance with US GAAP; (vii) since the last valuation date for each Title IV Plan of the Bank and each ERISA Affiliate, no event has occurred or circumstance exists that would increase the amount of benefits under any such Title IV Plan or that would cause the excess of Title IV Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase; (viii) no reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred; and (ix) there are no facts or circumstances that may give rise to any liability of the Bank, any ERISA Affiliate, FBC or their affiliates to the PBGC under Title IV of ERISA.

          (f) There is no “employee benefit plan” within the meaning of Section 3(3) of ERISA sponsored, maintained or contributed to by an ERISA Affiliate which could reasonably be expected to cause any liability for the Bank, FBC or their affiliates.

          (g) The Bank does not have any obligation to provide retiree health or life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code and Sections 601-609 of ERISA. There has been no written or oral communication to employees or former employees by the Bank that promises or guarantees such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis. The Bank may terminate or amend any Compensation and Benefit Plan in which the Bank’s or its affiliates’ employees or former employees participate at any time without incurring any liability thereunder. The plan administrator of each Compensation and Benefit Plan in which such employees or former employees participate has the sole discretion to construe and interpret the terms of such plan.

          (h) The Bank does not maintain any Compensation and Benefit Plans covering foreign employees.

          (i) With respect to each Compensation and Benefit Plan, if applicable, the Bank has delivered to FBC true, correct and complete copies of (i) Compensation and Benefit Plan documents and all amendments thereto, (ii) trust instruments and insurance contracts, (iii) Forms 5500 filed with the IRS for the last three plan years and accompanying schedules, if any, (iv) the most recent summary plan description and any other communication to employees regarding such benefits, including employee booklets, (v) the most recent opinion letter issued by the IRS, and (vi) the three most recent annual financial and actuarial reports, if any.

          (j) Except as set forth on Schedule 3.17(j), the consummation of the Merger as contemplated by this Agreement will not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (i) result in the vesting or acceleration of the payment of any benefits under any Compensation and

Benefit Plan, (ii) result in any increase in benefits payable or compensation payable to a participant or service provider under any Compensation and Benefit Plan, (iii) result in the payment of any severance separation benefit, or (iv) result in a breach or violation of any Compensation and Benefit Plan.

           (k) The Bank does not maintain any compensation plans, programs or arrangements in which their employees or former employees participate, the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          (l) As a result, directly or indirectly, of the Merger as contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of FBC, Franklin or the Bank will be obligated to make a payment that would be characterized as a “parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (m) Neither the Bank nor any ERISA Affiliate is a party to, nor has it ever made any contribution to or otherwise incurred or could incur any obligation under, any “multiemployer plan,” as defined in Section 3(37) of ERISA.

          (n) There has been no written or oral communication or amendment to a Compensation and Benefit Plan by the Bank or any ERISA Affiliate relating to or changing the participation or coverage under any such plan in which any of their employees or former employees participate which would increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in the Bank Financial Statements.

          (o) There are no voluntary employee benefit associations related to any Compensation and Benefit Plan under Section 501(c)(9) of the Code.

          (p) Except as listed on Schedule 3.17(p), there are no guaranteed investment contracts or other funding contracts with any insurance company that are held by a Compensation and Benefit Plan of the Bank.

          (q) Neither the Bank nor any of its subsidiaries, directly or indirectly, maintains any loan (or equivalent thereof) to or for any of its directors, executive officers or employees, other than employee expense advances in the ordinary course of business.

          (r) All Compensation and Benefit Plans may be terminated or amended prior to or after the Closing Date, except that the following Compensation Agreements between the Bank and the individuals listed below shall not be terminated and shall be maintained by FBC and/or Franklin Bank for the benefit of such individuals and their beneficiaries, in accordance with the terms of such Compensation Agreements, as they may have been amended from time to time prior to the date of this Agreement: (i) Freddie R. Miller (Compensation Agreement dated January 15, 1991); (ii) Harold Samuelson (Compensation Agreement dated January 15, 1991); (iii) Edwin O. Lundgren, Jr. (Compensation Agreement dated January 15, 1991); (iv) Wallace H.

Cardwell, DVM (Compensation Agreement dated January 15, 1991); and (v) Ernest F. Bogart (Compensation Agreement dated August 1, 1995)(collectively hereinafter referred to as the “Deferred Compensation Agreements”). Notwithstanding anything in this Agreement to the contrary, on or at any time after the Closing Date, FBC or Franklin Bank may amend the Deferred Compensation Agreements referred to in this Section 3.17(r) in order to satisfy the requirements of Section 409A of the Code and the corresponding Treasury regulations, as determined to be necessary by FBC or Franklin Bank. No such amendment shall remove any grandfathered right or benefit (as permitted under Code Section 409A) or cause the participants in such Deferred Compensation Agreements to accelerate recognition of income or to suffer any tax penalties as set forth in Code Section 409A(a)(1).

     Section 3.18 Loans. The Bank has delivered to FBC a true, correct and complete list, in digital and paper form and as of September 30, 2004, of all loans of the Bank showing for each loan thereon the account number and the outstanding principal balance due (the “Loan Schedule”). All loans listed on the Loan Schedule, and all currently outstanding loans of the Bank (together, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect on the Bank. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the Bank’s records, no claim or defense as to the enforcement of any Loan has been asserted, and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim would not have, either individually or in the aggregate, a Material Adverse Effect on the Bank.

     Section 3.19 SEC Status; Securities Issuances. The Bank is not and has not been subject to the reporting provisions of Section 12 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations of the SEC promulgated under the Exchange Act, other than anti-fraud provisions of the Exchange Act. All issuances of securities by the Bank were conducted in compliance with the provisions of all applicable securities laws and regulations.

     Section 3.20 Brokers and Finders. Neither the Bank nor any of the officers, directors or employees of the Bank has employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, finders’, financial advisory, investment banking or other fees or commissions in connection with the transactions contemplated herein, other than a financial advisory fee in an amount up to $18,000 from Alex Sheshunoff & Co.

     Section 3.21 Community Reinvestment Act. The Bank is in compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (the “CRA”) and all regulations promulgated thereunder, and the Bank has supplied FBC with copies of the Bank’s current CRA Statement, all letters and written comments received by the Bank since January 1, 2002 pertaining thereto and any responses by the Bank to such comments. The Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and the Bank knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the Department, the TBD, the OTS or the FDIC may seek to restrain, delay or prohibit the Merger as a result of any act or omission of the Bank under the CRA.

     Section 3.22 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act. The Bank is in compliance with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.) and all regulations promulgated thereunder. Since January 1, 2001, the Bank has not received any notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any notice of, and does not have any knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

     Section 3.23 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Federal Reserve Board, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. art. 5069-2.01, et seq.) and all statutes governing the operation of Texas state banks. Each Loan was made by the Bank in the ordinary course of its lending business.

     Section 3.24 Bank Secrecy Act; USA PATRIOT Act. The Bank is in compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)) and all regulations promulgated thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. The Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS. The Bank is in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, and all regulations promulgated thereunder.

     Section 3.25 Zoning and Related Laws. All real property leased or operated by the Bank and the use thereof complies with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

     Section 3.26 Securities Activities of Employees. The Bank (and in the conduct of the Bank’s operations, each of its officers, employees and agents) are now, and at all times in the past have been, in compliance with all applicable federal and state securities laws and any regulations promulgated thereunder. The Bank and its officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which the Bank or its officers, employees, or agents are now engaged or have been engaged in the past.

     Section 3.27 Regulatory Approvals. The Bank does not have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

     Section 3.28 Shareholders’ List. Schedule 3.28 hereto contains a true, correct and complete list of the holders of shares of Bank Stock containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects complete and accurate.

     Section 3.29 Books and Records. (a) The minute books and stock ledgers of the Bank that have been made available to FBC, its representatives or affiliates constitute all of the minute books and stock ledgers of the Bank and contain a complete and accurate record of all actions of its shareholders and its Board of Directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the Bank that have been requested in writing by FBC have been made available to FBC, its representatives or affiliates, and are located at the offices of the Bank in Elgin, Texas.

          (b) The Bank makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to the assets of the Bank is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (c) The Bank maintains a process designed by, or under the supervision of, the Bank’s principal executive and principal financial officers, or persons performing similar functions, and effected by the Bank’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions in and dispositions of the assets of the Bank, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Bank’s financial statements in accordance with GAAP, and that receipts and expenditures of the Bank are being made only in accordance with authorizations of management and directors of the Bank, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Bank’s assets that could have a material effect on the Bank’s financial statements.

     Section 3.30 Deposit Summary. Attached hereto as Schedule 3.30 is a summary of the amounts and types of the deposits held by the Bank as of September 30, 2004 and the weighted average interest rates being paid thereon as of such date (the “Deposit Summary”). The Deposit

Summary was prepared by the Bank from the books and records of the Bank in the ordinary course of business and the information contained therein is true, complete and correct as of the date thereof.

     Section 3.31 Privacy Laws. The Bank is in compliance with all laws applicable to it pertaining to privacy of consumer and depositor information, including without limitation, Title V of the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Electronic Funds Transfer Act, the Right of Financial Privacy Act and the Children’s Online Privacy Protection Act.

     Section 3.32 Proxy Statement. None of the information relating to the Bank contained in (i) a proxy statement (including any amendment or supplement thereto) to be prepared by the Bank in accordance with the Bank’s Articles of Association, Bylaws and applicable law (the “Proxy Statement”) and mailed to the Bank’s shareholders in connection with the solicitation of proxies by the Board of Directors of the Bank for use at a special meeting of the Bank’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Bank Shareholder Meeting”) will, at the date of mailing to the Bank’s shareholders and at the time of the Bank Shareholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) a Registration Statement on Form S-4 (including any prospectus contained therein) to be filed with the SEC by FBC for the purpose of registering the shares of FBC Stock to be issued in exchange for shares of Bank Stock pursuant to this Agreement (the “Registration Statement”) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, as amended (“Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 3.33 TBCA Part Thirteen. Prior to the date of this Agreement, the Board of Directors of the Bank has taken all action necessary to exempt under or make not subject to the provisions of Part Thirteen of the TBCA and any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement and the Voting Agreements (as hereinafter defined), (ii) the Merger, and (iii) the transactions contemplated by this Agreement and the Voting Agreements.

     Section 3.34 Disclosure. Except as expressly set forth in this Article III and as and to the extent set forth in other sections of this Agreement or in the other agreements and instruments delivered or to be delivered pursuant to this Agreement, the Bank makes no representations or warranties, express or implied. The representations and warranties of the Bank contained in this Agreement and the other agreements and instruments delivered or to be delivered pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement, in light of the circumstances under which they were made, not misleading. The schedules delivered pursuant to this Article III and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF FBC

     FBC represents and warrants to the Bank as follows:

     Section 4.1 Organization. (a) FBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. FBC has the corporate power and authority to own, lease and operate its properties, to engage in the business and activities now conducted by it and to enter into this Agreement. FBC is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FBC. True and complete copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of FBC have been made available to the Bank.

          (b) Franklin Bank is a Texas state savings bank duly organized, validly existing and in good standing under the laws of the State of Texas. Franklin Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act.

     Section 4.2 Capitalization. (a) As of September 30, 2004, the authorized capital stock of FBC consisted of (i) 35,000,000 shares of common stock, $.01 par value per share (the “FBC Stock”), of which 21,225,263 shares were issued and outstanding, (ii) 5,000,000 shares of preferred stock, $.01 par value, none of which are issued and outstanding. All of the issued and outstanding shares of FBC Stock have been duly authorized and are validly issued, fully paid and non-assessable, and none were issued in violation of the preemptive rights of any person, or in violation of any applicable federal or state securities laws. Except as disclosed in the FBC Reports (as hereinafter defined), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating FBC.

          (b) The FBC Stock is a class of stock registered pursuant to Section 12(g) of the Exchange Act. The Stock Consideration, when issued in accordance with the terms of this Agreement, will be authorized for trading in the Nasdaq National Market System (“NNM”).

          (c) None of the shares of FBC Stock to be issued pursuant to this Agreement will be when issued subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest created by FBC, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of FBC Stock, except for restrictions imposed by applicable securities laws and as contemplated hereby. The shares of FBC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms and conditions of this Agreement, will be validly issued, fully paid and non-assessable, and will not have been issued in violation of the preemptive rights of any person or, assuming that the representation and warranties of the shareholders of the Bank contained in their respective Letters of Transmittal are true, in violation of the registration provisions of applicable federal or state securities laws.

     Section 4.3 Approvals; Authority. (a) The Board of Directors (or a duly authorized committee of the Board of Directors) of FBC has approved this Agreement and the matters contemplated herein. FBC has full corporate power and authority to execute and deliver this Agreement and the Retention Agreements and to consummate the transactions contemplated hereby and thereby. No further corporate proceedings of FBC are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been authorized, duly executed and delivered by FBC and is a legal, valid and binding agreement of FBC enforceable against FBC in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

          (b) The Board of Directors of Franklin Bank has approved this Agreement and the matters contemplated thereby. BK2 Holdings, Inc., in its capacity as sole shareholder of Franklin Bank, has approved this Agreement. Franklin Bank has full corporate power and authority to execute and deliver this Agreement and the Retention Agreements and to consummate the transactions contemplated hereby and thereby. No further corporate proceedings of Franklin Bank or BK2 Holdings, Inc. are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly authorized, executed and delivered by Franklin Bank and is a legal, valid and binding agreement of Franklin Bank enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors rights generally and general equitable principles.

          (c) At the Closing, all other agreements, documents and instruments to be executed and delivered by FBC or Franklin Bank which are referred to herein or contemplated hereby will have been duly executed and delivered by such entity, and will constitute the legal, valid and binding obligation of such entity, enforceable against such entity in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

     Section 4.4 No Conflict With Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of any provision of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of FBC or the Articles of Incorporation or Bylaws of Franklin Bank. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to obtaining all required regulatory approvals, will not violate any provision of, or constitute a material default or require any consent or approval under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which FBC is a party or by which it is bound or constitute an event which, with the lapse of time or action by a third party, could result in a material default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of FBC.

     Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of FBC, threatened before any court or administrative body in any manner against FBC or any of its properties or capital stock, which could reasonably be expected to have a Material Adverse Effect on FBC. FBC knows of no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on FBC or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. FBC is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 4.6 SEC Reports. Since December 31, 2003, FBC has filed all reports and statements, together with any required amendments thereto, that it was required to file with the SEC. All such reports and statements filed with the SEC are collectively referred to herein as the “FBC Reports.” As of their respective dates, the FBC Reports complied in all material respects with all the rules and regulations promulgated by the SEC, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.7 FBC Financial Statements. The consolidated balance sheets of FBC as of December 31, 2003 and 2002 and related consolidated statements of operations, stockholders’ equity and cash flows for the two years ended December 31, 2003, together with the notes thereto, certified by Deloitte & Touche LLP and included in FBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the SEC, and the unaudited consolidated balance sheet of FBC as of September 30, 2004 and the related unaudited consolidated statements of operations and cash flows for the three months then ended contained in FBC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of FBC and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of FBC and its subsidiaries for the periods stated therein. Since September 30, 2004, no event, condition or circumstance has occurred which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on FBC. FBC has not taken or agreed to take any action, and, assuming the completion of the conversion of BK2 Holdings, Inc. into a Delaware limited liability company prior to the Effective Date, does not know of any circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.8 Compliance With Laws. FBC and its subsidiaries have, to their knowledge, complied with all laws except for such noncompliance which would not have a Material Adverse Effect upon FBC.

     Section 4.9 Financing. FBC has, or at the Closing will have, sufficient cash on hand which is uncommitted as to any other use, or a credit facility with sufficient availability, to pay the Cash Consideration.

     Section 4.10 Registration Statement. None of the information relating to FBC presented or incorporated by reference in (i) the Registration Statement will, at the time the

Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing thereof to the Bank’s shareholders and at the time of the Bank Shareholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.11 Disclosure. Except as expressly set forth in this Article IV and as and to the extent set forth in other sections of this Agreement or in the other agreements and instruments delivered or to be delivered pursuant to this Agreement, FBC makes no representations or warranties, express or implied. The representations and warranties contained in this Agreement and the other agreements and instruments delivered or to be delivered pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV, in light of the circumstances under which they were made, not misleading.

ARTICLE V.

COVENANTS OF THE BANK PENDING THE EFFECTIVE TIME

     From the date hereof until the Effective Time, the Bank covenants and agrees with FBC as follows:

     Section 5.1 Shareholder Approval and Best Efforts. (a) The Bank shall take all action in accordance with applicable law and the Articles of Association of the Bank and the Bylaws of the Bank (including without limitation the preparation, printing and mailing of the Proxy Statement for use in soliciting the approval of the Merger, this Agreement and the transactions contemplated hereby by the holders of the Bank Stock) necessary to duly call, give notice of, convene and hold Bank Shareholder Meeting on the earliest practicable date determined in consultation with FBC to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated by this Agreement. The Bank shall cause its Board of Directors to solicit the approval of the Merger, this Agreement and the transactions contemplated by this Agreement, by the holders of the Bank Stock. The Bank shall, through the Board of Directors of the Bank, recommend to the holders of Bank Stock the approval and adoption of this Agreement, and the approval of the Merger and the transactions contemplated by this Agreement, and shall not withdraw, amend or modify in a manner adverse to FBC the recommendation of the Board of Directors of the Bank. The Bank shall ensure that the Bank Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Bank Shareholder Meeting are solicited, in compliance with all applicable laws. Without limiting the generality of the foregoing, (i) the Bank agrees that its obligation to duly call, give notice of, convene and hold the Bank Shareholder Meeting, as required by this Section 5.1, shall not be affected by the commencement, public proposal, public disclosure or communication to the Bank of any Acquisition Transaction (as hereinafter defined).

          (b) The Bank will take all reasonable action to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including without limitation such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals or waivers from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement or the Merger, including any applications, notices or waiver requests with the Department, the TBD, the OTS, and the FDIC. The Bank shall use its best efforts to obtain or cause to be obtained consents of all third parties necessary to permit the Bank to consummate the transactions contemplated herein. The Bank shall use its commercially reasonable efforts to assist FBC as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of FBC Stock in connection with the Merger.

     Section 5.2 Information for Applications and Registration Statement. (a) To the extent permitted by law, the Bank will furnish FBC with all information concerning the Bank and it shareholders required for inclusion in (i) any application, statement, document or notice to be made or filed by FBC with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement (the “FBC Applications”) and (ii) any filings with the SEC, including the Registration Statement and the Prospectus, and any applicable state securities authorities. All information so furnished shall, to the knowledge of the Bank, at the time such information is furnished, be true and correct in all material respects and will not omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date.

          (b) Any financial statement for any fiscal year provided under this Section 5.2 must include the audit opinion and consent of Padgett Stratemann & Co., L.L.P. to use such opinion in the Registration Statement. Any interim quarterly financial information provided under this Section 5.2 must have been reviewed by Padgett Stratemann & Co., L.L.P. in accordance with generally accepted auditing standards and the Bank must provide FBC with a copy of such review report.

          (c) The Bank will indemnify and hold harmless FBC from and against any and all losses, claims, damages, expenses or liabilities to which it may become subject under applicable laws, rules and regulations or otherwise, including expenses incurred in enforcing the rights granted under this Section 5.2 against the Bank, and will reimburse FBC for any legal or other expenses reasonably incurred by it in connection with investigating, defending or prosecuting any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the FBC Applications, Registration Statement or the Prospectus or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information furnished in writing by the Bank for use therein.

     Section 5.3 Confidentiality; Nonsolicitation. (a) The Bank shall not, before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information acquired from FBC, either before or after this Agreement, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 11.1 hereof, use such information for their own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. All information previously or hereafter furnished by FBC in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of FBC whether or not the transactions contemplated hereby are consummated. If the transactions contemplated hereby shall not occur, the Bank shall either destroy or return to FBC all documents and other materials containing, reflecting or referring to such information, shall use their best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two years from the date the proposed transactions are abandoned.

          (b) In the event that this Agreement is terminated, for a period of two years from such termination the Bank agrees that it will not, without the prior approval of FBC, directly or indirectly solicit for employment or hire any current officer or senior manager of FBC or Franklin Bank on the date the Agreement is terminated; provided, however, that the foregoing shall not apply to (i) the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or class of individuals that could only be satisfied by employees of FBC or Franklin Bank as of the date the Agreement is terminated) or (ii) the use of a general solicitation (such as advertisements) not specifically directed to employees of FBC or Franklin Bank.

     Section 5.4 Operations. (a) From and after the date of this Agreement to the Effective Date, unless earlier terminated as provided in Section 11.1, the Bank shall (i) conduct business in substantially the same manner as it has been previously conducted and in accordance with prudent business and banking practices, including without limitation maintaining the ratio of the reserve for loan losses to total loans outstanding at the Bank at all times in a manner that is consistent in form and substance with the practices of the Bank prior to the date of this Agreement, (ii) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) maintain in full force and effect insurance and fidelity bonds comparable in amount and scope of coverage to that currently maintained, and obtain an extended reporting period, not to exceed three years, under the Bank’s existing directors’ and officers’ liability insurance policy for purposes of covering actions occurring prior to the Effective Time; provided, that the cost of such coverage may not exceed $12,222; (iv) perform all of its material obligations under contracts, leases and agreements relating to or affecting its assets, properties and business except such obligations as they may in good faith reasonably dispute, (v) use its best efforts to maintain and preserve its business organizations and present employees and maintain all relationships with depositors and customers, (vi) comply with and perform all material obligations and duties imposed by all federal, state and local laws, rules, regulations and orders imposed by federal, state or local governmental authorities, (vii) take any and all actions, on or simultaneously with the Closing, necessary to amend its Articles of Association or Bylaws in any manner which FBC, in its reasonable discretion, shall deem necessary, proper or advisable, (viii) make no alteration in the manner of maintaining its books, accounts or records, or in the accounting practices relating to their business, properties or assets, except with the prior written approval of FBC, (ix) notify FBC immediately upon commencement of any compliance, safety and soundness, or other examination conducted by the FDIC or TBD, (x) take any and all actions, prior to the Closing, necessary to terminate (1) the Bank’s fed funds guideline with availability of up to $1,500,000 pursuant to a letter agreement with JPMorgan Chase Bank dated June 14, 2004 and (2) the Bank’s fed funds guideline with availability of up to $2,500,000 pursuant to a letter agreement with Compass Bank dated June 22, 2004, (xi) promptly give written notice to FBC upon obtaining knowledge of the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would cause (A) a breach of any covenant, condition or agreement contained herein or (B) any of its representations or warranties to be untrue or misleading in any material respect, and (xii) continue to solicit deposits, maintain deposits and operate its deposit gathering procedures consistent with existing procedures.

          (b) The Bank will not, without the prior written consent of FBC, (i) permit any amendment or change to be made to its Articles of Association or Bylaws, (ii) take any action described or do any of the things listed in Section 3.14 hereof, (iii) enter into or amend any contract, agreement or other instrument of any of the types listed in Section 3.10 hereof, (iv) undertake any additional borrowings with a term in excess of 90 days, (v) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan or participation is made in the ordinary course of business, consistent with existing practices and in compliance with the provisions of Section 5.4(c), (vi) make any material change in its accounting methods or practices, (vii) take any action or fail to take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct at the Effective Time, (viii) make any change in policies respecting extensions of credit or loan charge-offs, (ix) change reserve requirement policies, (x) change securities portfolio policies, (xi) take any action with respect to the closing of any branches, (xii) make any changes in the titles, salaries, bonuses or other compensation of any employee, officer or director, (xiii) issue any shares of capital stock, (xiv) adjust, split, combine or reclassify any capital stock, (xv) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (xvi) issue any options to purchase shares of capital stock, (xvii) compromise and settle any pending or threatened litigation, or (xviii) agree to do any of the foregoing.

          (c) In order to facilitate continuing due diligence by FBC of the Bank, and in order to facilitate the integration of the operations of the Bank with those of FBC and Franklin Bank after the Merger, FBC may designate one or more representatives, any one of whom will be allowed to attend as an invited guest and fully monitor all regular and special meetings of the Board of Directors of the Bank and all loan, audit and investment committees of the Bank. The Bank shall not make any loan, modify any existing loan or purchase any loan participation having a principal balance in excess of $250,000 (except for renewals of performing, nonclassified loans made in the ordinary course of business) if the representative of FBC objects to such action. The FBC representative may be excluded from portions of meetings of the Board of Directors or the loan or investment committee during which there will be discussed (i) matters involving this Agreement or any proposed Acquisition Transaction, (ii) information or material which is required to be kept confidential under applicable laws or regulations, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to the Bank, the presence of such representative would adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of FBC at any meetings pursuant hereto or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of the Bank made in this Agreement. FBC agrees that all information obtained from the Bank pursuant hereto will be held in accordance with the provisions of Section 6.3 of this Agreement.

          (d) If requested by FBC, the Bank will take all action necessary or required to terminate or amend, in a manner satisfactory to FBC, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements on the day immediately preceding the Effective Date.

     Section 5.5 Access to Properties and Records. To the extent permitted by law, the Bank will afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of FBC access during normal business hours to the properties, personnel, books and records of the Bank in order that FBC may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Bank; provided, that such investigations shall be conducted in a manner so as not to unreasonably interfere with the operations of the Bank, and the officers of the Bank will furnish FBC with such additional financial and operating data and other information as to the business and properties of the Bank as FBC shall, from time to time, request; and provided further, that no such investigation or the knowledge obtained as a result of such investigation shall affect in any way the representations and warranties of the Bank contained in this Agreement or limit in any way the right of FBC to make any claim under this Agreement. As soon as practicable after they become available, the Bank will deliver or make available to FBC all unaudited financial statements prepared for the internal use of the Board of Directors of the Bank and all Call Reports filed by the Bank with the TBD or the FDIC after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (excluding the notes thereto) applied on a basis consistent with previous accounting periods. In the event of the termination of this Agreement, FBC will return to the Bank all documents and other information obtained pursuant hereto, including all copies thereof, and will keep any information obtained pursuant to this Agreement confidential in accordance with Section 6.3 of this Agreement.

     Section 5.6 Additional Agreements. (a) The Bank will, immediately after the execution of this Agreement, deliver to FBC Voting Agreements substantially in the form of Exhibit B to this Agreement (each a “Voting Agreement”) executed as of the date hereof by members of the Board of Directors and officers of the Bank who, in the aggregate, have sole voting power with respect to not less than 31.25% of the outstanding Bank Stock as of the date hereof.

          (b) The Bank will, contemporaneously with the execution of this Agreement, deliver to FBC Retention Agreements executed by the Bank and each of Michael R. Davis and

Jeff Carter in the forms attached as Exhibit C-1 and Exhibit C-2 to this Agreement, respectively (the “Retention Agreements”).

          (c) The Bank will, contemporaneously with the execution of this Agreement, deliver to FBC Noncompetition Agreements in the form attached as Exhibit D to this Agreement (each a “Noncompetition Agreement”) executed as of the date hereof by each member of the Board of Directors of the Bank who executed a Voting Agreement and is not a party to a Retention Agreement.

     Section 5.7 Standstill Provision. Neither the Bank nor any of its directors, officers, agents or representatives shall directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other party with respect to any proposal which could reasonably be expected to lead to (i) a merger, consolidation, acquisition, statutory share exchange or similar transaction involving the Bank, (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of the Bank representing ten percent or more of the assets of the Bank, or (iii) the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing ten percent or more of the voting power of the Bank. The Bank agrees to notify FBC immediately of any unsolicited inquiries or proposals for any of the foregoing transactions and provide reasonable detail as to the identity of the person making such proposal and the nature of such proposal.

     Section 5.8 Accruals. Immediately prior to the Effective Date and after consultation with FBC, the Bank will, consistent with GAAP, make such changes and modifications to its loan, accrual and reserve policies and practices (including loan classification and allowance for credit losses levels) and other accounting policies and practices as FBC shall reasonably request to bring such policies and practices into conformity with those followed by Franklin Bank, including appropriate increases in its allowance for credit losses; provided that the effect of any action taken pursuant to this Section 5.8 shall not constitute a breach of any representation or warranty contained in Article III or constitute a failure to satisfy any condition for closing contained in Article VIII.

     Section 5.9 Press Releases. The Bank will not, directly or indirectly, whether through its employees representatives or otherwise, without the prior approval of FBC, issue or permit to be issued any press release, written statement for general circulation or media interview relating to this Agreement or the Merger except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify FBC in advance.

     Section 5.10 Nature of Deposits. The deposits of the Bank will be on the Closing Date of substantially the same character, mix, type, and makeup as such deposits are as of September 30, 2004. Such deposits shall include no “brokered deposits,” as such term is used in 12 U.S.C. 1831f, unless otherwise agreed by FBC.

     Section 5.11 Affiliate Agreements. The Bank represents and warrants to FBC that Schedule 5.11 contains a true, complete and accurate list of each person that is now, or is reasonably likely to be as of the date of the Bank Shareholder Meeting, an “affiliate” of the Bank as that term is used in SEC Rule 145 under the Securities Act. The Bank will, contemporaneously with the execution of this Agreement, deliver to FBC an agreement in the form of Exhibit E attached hereto (each, an “Affiliate Agreement”) with each person who is an affiliate of the Bank as that term is used in SEC Rule 145.

     Section 5.12 Environmental Reports. (a) The Bank shall obtain, at its sole expense, Phase I Environmental Assessments for each OREO property owned by the Bank, the Bank’s home office, each of the Bank’s branch offices and each other real property owned or leased by the Bank (the “Subject Facilities”). The Phase I Environmental Assessments shall be conducted by a technical consultant satisfactory to the parties who shall be excluded contractually from conducting other work in relation to this Agreement, except by written consent of the parties. The Phase I consultant shall conduct the assessments and submit to the parties a consolidated report (the “Phase I Report”) no later than thirty days from the date of this Agreement. The Phase I Report shall identify and describe the findings of the Phase I Environmental Assessments including, but not limited to, all known and suspected environmental conditions and circumstances that could reasonably give rise, individually or in the aggregate, to claims, damages, losses or dimunition of property value amount to $100,000 or more, or to claims, damages, losses or dimunition of property value in an amount that cannot be quantified (either, a “Significant Environmental Matter”).

          (b) If the Phase I Report identifies a Significant Environmental Matter, FBC may, at its option, by notice in writing delivered to the Bank within 15 days after FBC’s receipt of the Phase I Report, elect to (i) require the Bank to obtain a Phase II Environmental Assessment (the “Additional Report Notice”), or (ii) notify the Bank that the Phase I Report is not acceptable to FBC and terminate this Agreement pursuant to Section 11.1(d)(i)(E) (an “FBC Phase I Termination Notice”). If FBC does not deliver to the Bank the Additional Report Notice or the FBC Phase I Termination Notice within the respective time periods specified above, the condition contained in Section 8.8 of this Agreement shall be deemed satisfied.

          (c) If the Phase I Report reveals no Significant Environmental Matter and is in form and substance reasonably satisfactory to FBC, the condition contained in Section 8.8 shall be deemed satisfied and no further investigation shall be required.

          (d) If FBC tenders an Additional Report Notice within the time frame required by Section 5.12(b), the Bank shall obtain, at its sole expense, a Phase II Environmental Assessment of each Significant Environmental Matter identified from the Phase I Report by FBC. The Phase II Environmental Assessment shall be conducted by a technical consultant satisfactory to both parties that did not conduct the Phase I Environmental Assessment. Within thirty days of engagement, the Phase II consultant shall conduct the Phase II Environmental Assessment and submit to the parties a consolidated report (the “Phase II Report”) that identifies and describes the findings of the Phase II Environmental Assessment including, but not limited to, the nature, extent and financial significance of the Significant Environmental Matter(s). Upon receipt of the Phase II Report, FBC may, by notice in writing delivered to the Bank within ten days after FBC’s receipt of the Phase II Report, notify the Bank that the Phase II Report is not acceptable to FBC and terminate this Agreement pursuant to Section 11.1(d)(i)(E) (the “Phase II Termination Notice”). If FBC does not deliver the Phase II Termination Notice within the ten day period specified above, the condition contained in Section 8.8 shall be deemed satisfied.

          (e) The Bank agrees to notify FBC a reasonable time in advance of the examinations scheduled pursuant to this Section 5.12 and to permit FBC and its contractors, consultants, agents and representatives to be present during such examinations and to have such access to the properties and facilities of the Bank, and to conduct such consultations with the persons or firms conducting such examinations, as FBC shall deem necessary; provided, however, that FBC and its contractors, consultants, agents and representatives shall not unreasonably disturb or interfere with the business activities or operations of the Bank or the OREO-owners.

          (f) For the purpose of this Section 5.12, “Phase I Environmental Assessment” means an environmental assessment that is consistent with ASTM 152700 and that includes an assessment of the presence, amount, physical condition and location of asbestos-containing materials and lead-based paint, and that contains no recommendations.

          (g) For the purpose of this Section 5.12, “Phase II Environmental Assessment” means an intensified environmental assessment that further defines previously identified conditions, circumstances or risks and that may include physical sampling and analysis of paint, building materials or any environmental medium (including air, indoor air, surface water, groundwater, soil, and subsurface strata), and that contains no recommendations.

     Section 5.13 Audited Bank Financial Statements. The Bank agrees to engage Padgett, Stratemann & Co., L.L.P., independent public accountants, to conduct an audit of the Bank and to prepare balance sheets and related statements of income, changes in stockholders’ equity and cash flows, together with notes thereto required by GAAP, accompanied by the report (which shall contain no qualification as to scope, going concern or any other substantive matter) of Padgett, Stratemann & Co., L.L.P., as of and for the year ended December 31, 2004 (the “Audited Bank Financial Statements”). The Audited Bank Financial Statements (including the related notes) will fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with GAAP. The Bank will cooperate with Padgett, Stratemann & Co., L.L.P. in the preparation of the audit as necessary to complete the audit, and will approve such accruals and other adjustments as may be necessary to permit the issuance of the Audited Bank Financial Statements. The Bank shall use its best efforts to deliver the Audited Bank Financial Statements to FBC no later than April 30, 2005.

     Section 5.14 Termination of Certain Compensation and Benefit Plans. The Bank agrees that, not later than the day preceding the Closing Date, it shall (i) terminate the Compensation and Benefit Plans listed on Schedule 5.14(a) and (ii) terminate and make all payments due under the Compensation and Benefit Plans listed on Schedule 5.14(b). The Bank agrees to cooperate and take such reasonable actions as may be required to effect an orderly transition of benefits coverage under the Bank’s 401(k) plan, including but not limited to termination of such plan prior to the Effective Time.

     Section 5.15 Supplements to Disclosure Schedules. From time to time prior to the Effective Date, the Bank shall promptly supplement and amend the disclosure schedules delivered pursuant to Article III of this Agreement (the “Bank Disclosure Schedules”) to reflect any matter hereafter arising that would make any representation or warranty set forth in Article III inaccurate. For purposes of determining (i) the fulfillment of the condition set forth in

Section 8.1 as of the Closing Date and (ii) the accuracy of the representations and warranties contained in Article III if the Merger is not consummated, the Bank Disclosure Schedules shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. If the Merger is not consummated, delivery of any supplemental disclosure schedules will not affect the rights and remedies of the parties hereunder. For purposes of determining the accuracy of the representations and warranties contained in Article III if the Merger is consummated, the Bank Disclosure Schedules shall be deemed to include all information contained in any supplement or amendment thereto made before the Closing Date. If any supplement to any Bank Disclosure Schedule shall be delivered within five days of the Closing Date, at the option of FBC the Closing Date may be delayed to permit FBC to have a period of at least five days to consider such supplement.

     Section 5.16 Notice of Certain Events. The Bank will promptly give notice to FBC of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by the Bank contained herein or a failure by the Bank to comply with any covenant, condition or agreement contained herein.

     Section 5.17 Additional Covenants. The Bank will not, without the prior written consent of FBC, take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct at the Effective Time.

ARTICLE VI.

COVENANTS OF FBC PENDING THE EFFECTIVE TIME

     From the date hereof through the Effective Time, FBC covenants and agrees with the Bank as follows:

     Section 6.1 Best Efforts. As promptly as practicable after the date hereof, but in no event later than 20 business days after the date of this Agreement, FBC will prepare and file all necessary applications with the Department, the TBD, the OTS and the FDIC. FBC will take all reasonable action to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications or notices with, or obtaining approvals from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement and the Merger, including any notices required to be filed with the TBD. FBC will deliver to the Bank, prior to filing, drafts of such governmental applications and notices and will promptly deliver, after such filing, a complete copy of such filings. FBC shall use its best efforts to obtain or cause to be obtained consents of all third parties necessary to permit FBC to consummate the transactions contemplated herein. All documents that FBC is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law. FBC will promptly notify the Bank of any oral or written notice or action of any regulatory agency, and provide the Bank with a copy of any written communication sent by any regulatory agency concerning or affecting the transactions contemplated by this Agreement.

     Section 6.2 Information for Applications and Proxy Solicitation. To the extent permitted by law, FBC will furnish the Bank with all information concerning FBC and its directors and officers required for inclusion in (i) any application, statement or document to be made or filed by the Bank with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement (the “Bank Applications”) and (ii) any proxy materials to be furnished to the shareholders of the Bank in connection with their consideration of the Merger. All information so furnished shall, to the knowledge of FBC, at the time such information is furnished, be true and correct in all material respects and will not omit any material fact necessary in order to make its statements therein, in light of the circumstances in which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. FBC will indemnify and hold harmless the Bank from and against any and all losses, claims, damages, expenses or liabilities to which the Bank may become subject under applicable laws, rules and regulations or otherwise, including expenses incurred in enforcing the rights granted under this Section 6.2, and will reimburse the Bank for any legal or other expenses reasonably incurred by them in connection with investigating, defending or prosecuting any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in the Bank Applications or any proxy materials or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information furnished by FBC in writing for use therein.

     Section 6.3 Confidentiality; Nonsolicitation. (a) FBC shall not (i) before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information acquired from the Bank, either before or after the date of this Agreement, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process, or (ii) after termination of this Agreement pursuant to Section 11.1 hereof, use such information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. All information furnished previously or currently by the Bank in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Bank until consummation of the transactions contemplated hereby and, if such transactions shall not occur, FBC shall either destroy or return to the Bank all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two years from the date the proposed transactions are abandoned.

          (b) In the event that this Agreement is terminated and the Merger is not consummated, for a period of two years from the date the Agreement is terminated, FBC agrees that it will not, without the prior approval of the Bank, directly or indirectly solicit for employment or hire any current officer or manager of the Bank on the date the Agreement is terminated; provided, however, that the foregoing shall not apply to (i) the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or class of individuals that could only be satisfied by employees of the Bank as of the date the Agreement is terminated), or (ii) the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Bank.

     Section 6.4 Registration Statement. As promptly as practicable after the execution of this Agreement, FBC will file with the SEC the Registration Statement and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. At the time of mailing thereof to the Bank’s shareholders, at the time of the Bank Shareholder Meeting and at the Effective Date, the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by FBC (the “Prospectus”), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by the Bank for use in the Registration Statement or the Prospectus. FBC also agrees to use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities or “blue sky” permits and approvals required to consummate the Merger.

     Section 6.5 Rule 144 Compliance. From and after the Effective Date, FBC shall file all reports with the SEC necessary to permit the shareholders of the Bank who may be deemed “underwriters” (within the meaning of Rule 145 under the Securities Act) of Bank Stock to sell FBC Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided however, that FBC is otherwise obligated to file such reports with the SEC.

     Section 6.6 Press Releases. FBC agrees that it will not, directly or indirectly, without the prior approval of the Bank, issue any press release or written statement for public release relating to the Agreement or the Merger, except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify the Bank in advance.

     Section 6.7 Public Filings by FBC. From the date hereof to the Effective Date, FBC shall deliver or make available to the Bank, when reasonably available, (i) FBC’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K, as filed with the SEC under the Exchange Act and (ii) all call reports filed by Franklin Bank with the Department, the OTS and the FDIC.

     Section 6.8 Employee Benefit Plans; Employee Matters. (a) With the exception of the Deferred Compensation Agreements described in Section 3.17(r), FBC shall not be required to continue any other particular Compensation and Benefit Plan after the Effective Time, and any other Compensation and Benefit Plan may be terminated in accordance with its terms and applicable law. To the extent that any Compensation and Benefit Plan is terminated after the Effective Time, FBC shall, if at that time FBC maintains an analogous employee benefit plan for its employees, arrange for each individual who is then a participant in such terminated Compensation and Benefit Plan to participate in such analogous employee benefit plan maintained by FBC in accordance with the eligibility criteria thereof. The preceding sentence shall also be applicable with respect to the Elgin Bank of Texas Retirement Plan (the “401(k) Plan”), even though the 401(k) Plan may be terminated as of the day prior to the Effective Time.

          (b) With respect to each employee benefit plan of FBC which is analogous to a Compensation and Benefit Plan (“FBC Benefit Plan”) in which employees of the Bank (“Bank Employees”) participate after the Effective Time, for purposes of determining eligibility for participating and vesting, service completed with the Bank prior to the Effective Time shall be taken into account to the same extent as if such service had been performed for FBC and/or the Franklin Bank; provided, that nothing herein shall require the inclusion of any Bank Employee in any such FBC Benefit Plan prior to the Effective Time, and provided further, that in determining the amount of vacation pay accruable by any such Bank Employee from and after the Effective Time under the applicable terms of the vacation pay plan of FBC, credit shall be given for such Bank Employee’s service with the Bank prior to the Effective Time and debits shall be made for vacation days taken in the current year prior to the Closing Date. In no event, however, shall any such credit for service with the Bank be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the analogous Compensation and Benefit Plan prior to the Effective Time. Such service credit also shall apply, to the maximum extent permissible under the applicable FBC Benefit Plans, for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations.

     Section 6.9 Directors’ and Officers’ Indemnification. (a) For six years after the Effective Date, and subject to the limitations contained in applicable OTS and FDIC regulations and to any limitations contained in the Bank’s Articles of Association on the Effective Date, FBC shall cause Franklin Bank to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Bank (each, an “Indemnified Party”) against all losses, expenses, claims, damages, judgments, fines or liabilities arising out of actions or omissions occurring on or prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the TBCA and by Franklin Bank’s Articles of Incorporation and Bylaws in effect on the date of this Agreement, including provisions relating to the advancement of expenses; provided, that no such Indemnified Party shall be entitled to indemnification under this Section 6.9 in respect of any event which constitutes a breach of this Agreement or in respect of which such Indemnified Party has received or is entitled to receive an improper personal benefit.

          (b) FBC agrees not to cancel, modify or take any action to limit or terminate the extended reporting period under the Bank’s existing directors’ and officers’ liability insurance policy obtained pursuant to Section 5.4(a)(iii), unless it replaces such coverage with coverage provided by insurers having the same or better rating, coverage and aggregate limits.

     Section 6.10 Supplements to Disclosure Schedules. From time to time prior to the Effective Date, FBC shall create, supplement and amend one or more schedules to this

Agreement for the purpose of reflecting any matter hereafter arising that would make any representation or warranty set forth in Article IV inaccurate (the “FBC Disclosure Schedules”). For purposes of determining (i) the fulfillment of the condition set forth in Section 7.1 as of the Closing Date and (ii) the accuracy of the representations and warranties contained in Article IV if the Merger is not consummated, the FBC Disclosure Schedules shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. If the Merger is not consummated, delivery of any supplemental disclosure schedules will not affect the rights and remedies of the parties hereunder. For purposes of determining the accuracy of the representations and warranties contained in Article IV if the Merger is consummated, the FBC Disclosure Schedules shall be deemed to include all information contained in any supplement or amendment thereto made before the Closing Date. If any supplement to any FBC Disclosure Schedule shall be delivered within five days of the Closing Date, at the option of the Bank the Closing Date may be delayed to permit the Bank to have a period of at least ten days to consider such supplement.

     Section 6.11 Notice of Certain Events. FBC will promptly give notice to the Bank of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by FBC contained herein or a failure by FBC to comply with any covenant, condition or agreement contained herein.

     Section 6.12 Additional Covenants. FBC will not, without the prior written consent of the Bank, take any action that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct at the Effective Time.

ARTICLE VII.

CONDITIONS TO OBLIGATIONS OF THE BANK

     The obligations of the Bank under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Bank in its sole discretion:

     Section 7.1 Compliance with Representations and Covenants. (a) The representations and warranties of FBC contained in this Agreement shall have been true and correct when made and (except for those representations and warranties specifically stated to be made only as of a specified date) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, without regard to any materiality qualifiers contained therein. The Bank shall have received a certificate of an appropriate officer of FBC to such effect dated as of the Closing Date.

          (b) FBC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by FBC on or prior to the Closing Date. The Bank shall have received a certificate of an appropriate officer of FBC to such effect dated as of the Closing Date.

     Section 7.2 Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to FBC, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to FBC. The Bank shall have received a certificate to the foregoing effect executed by an appropriate officer of FBC and dated as of the Closing Date.

     Section 7.3 Legal Opinion. The Bank shall have received an opinion of Bracewell & Patterson, L.L.P., counsel to FBC, dated as of the Closing Date and substantially in the form attached hereto as Exhibit F.

     Section 7.4 Tax Opinion. The Bank shall have received the opinion of counsel to the Bank, and FBC shall have received the opinion of counsel to FBC, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Bank, FBC and others.

     Section 7.5 Accountants’ Comfort Letters . The Bank shall have received “comfort” letters from each of Padgett, Stratemann & Co., L.L.P., independent public accountants for the Bank, and Deloitte & Touche LLP, independent public accountants for FBC, addressed to the Bank and to FBC and dated within three days prior to the date on which the Registration Statement shall be declared effective, in form and substance satisfactory to the Bank and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Proxy Statement.

ARTICLE VIII.

CONDITIONS TO OBLIGATIONS OF FBC

     The obligations of FBC under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by FBC in its sole discretion:

     Section 8.1 Compliance with Representations and Covenants. (a) The representations and warranties of the Bank contained in this Agreement shall have been true and correct when made and (except for those representations and warranties specifically stated to be made only as of a specific date) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, without regard to any materiality qualifiers contained therein. FBC shall have received a certificate of an appropriate officer of the Bank to such effect dated as of the Closing Date.

          (b) The Bank shall have performed or complied in all materials respects with all agreements and covenants required by this Agreement to be performed or complied with by the Bank on or prior to the Closing Date. FBC shall have received a certificate of an appropriate officer of the Bank to such effect dated as of the Closing Date.

     Section 8.2 Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Bank, including with respect to the amount, pricing and mix of deposits, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to the Bank. FBC shall have received a certificate to the foregoing effect executed by an appropriate officer of the Bank and dated as of the Closing Date. Without limiting any other circumstance that might constitute a Material Adverse Effect under this Section 8.2, and notwithstanding any other provision of this Agreement, a decrease by ten percent or more in the amount of the Bank’s consolidated assets, deposits or stockholders’ equity (excluding any reductions attributable to any accruals required by Section 5.8 and the expenses permitted to be incurred by Section 12.2) on the Closing Date from the amount of such items on September 30, 2004 shall each conclusively be deemed to constitute a Material Adverse Effect under this Section 8.2.

     Section 8.3 Legal Opinion. FBC shall have received an opinion of Selman, Munson & Lerner, P.C., counsel to the Bank, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G.

     Section 8.4 Tax Opinion. FBC shall have received the opinion of counsel to FBC, and the Bank shall have received the opinion of counsel to the Bank, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Bank, FBC and others.

     Section 8.5 Accountants’ Comfort Letters. FBC shall have received “comfort” letters from each of Deloitte & Touche LLP, independent public accountants for FBC, and Padgett, Stratemann & Co., L.L.P., independent public accountants for the Bank, addressed to FBC and the Bank and dated within three days prior to the date on which the Registration Statement shall be declared effective, in form and substance satisfactory to FBC and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Proxy Statement.

     Section 8.6 Releases; Resignations. The directors and executive officers of the Bank shall have delivered to FBC an instrument in the form of Exhibit H attached hereto effective as of the Effective Date releasing the Bank from any and all claims of such directors and executive officers (except as to their deposits and accounts and any rights of indemnification pursuant to the applicable Articles of Association or as provided in this Agreement), and the directors of the Bank shall have delivered to FBC their resignations as directors of the Bank. The Bank shall have delivered to the directors and executive officers of the Bank a release in the form of Exhibit I attached hereto, effective as of the Effective Date releasing such directors and executive officers from claims by the Bank (except as to indebtedness and contractual obligations owed to the Bank).

     Section 8.7 Shareholder Approval; Dissenters’ Rights. FBC shall have received the Voting Agreements executed by members of the Board of Directors and officers of the Bank as required by Section 5.6(a) hereof, and such agreements shall be in full force and effect on and as of the Closing Date. The shareholders of the Bank shall have approved this Agreement and the transactions contemplated by this Agreement and no action purporting or attempting to rescind that vote shall have been taken by the Bank or its shareholders. Holders of shares representing no more than one percent of the issued and outstanding Bank Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as dissenting shareholders.

     Section 8.8 Environmental Reports. FBC shall have received the Phase I Report and, if applicable, the Phase II Report required under Section 5.12 of this Agreement and no Phase I Termination Notice or Phase II Termination Notice shall have been delivered pursuant to Section 5.12 of this Agreement.

     Section 8.9 Minimum Capital Requirement. The stockholders’ equity of the Bank shall be not less than $10,189,577 on the Closing Date. For purposes of calculating the amount of its stockholders’ equity, the Bank (a) may exclude the effect of (i) any reserves required to be taken pursuant to Section 5.8 of this Agreement and (ii) the amount of the actual expenses incurred by the Bank as permitted by Section 12.2 of this Agreement, not to exceed the maximum amount permitted under such section; and (b) must include the effect of accruals for (i) any Texas franchise Taxes that will be due on the final Texas franchise Tax Returns of the Bank required to be filed as a result of the Merger, (ii) the estimated 2005 ad valorem and property Taxes of the Bank allocable (on a per diem basis) to the portion of calendar year 2005 ending on the Effective Date, and (iii) other revenues and expenses on a pro rata basis determined through the Closing Date. The Bank shall permit FBC to participate in the determination of the amount of the Bank’s stockholders’ equity. If any dispute shall arise between the Bank and FBC regarding the determination of the amount of the Bank’s stockholders’ equity, Padgett, Stratemann & Co., L.L.P., certified public accountants, or such other accounting firm as FBC and the Bank shall mutually select (the “Accounting Firm”), shall on the Closing Date resolve disputes relating to the application of GAAP and such resolution shall be final and binding on the Bank and FBC. In the event of such a dispute, FBC shall have received from the Accounting Firm a report, dated the Closing Date and based upon procedures stated in such report and approved by FBC and the Bank, approval of such procedures not to be unreasonably withheld, detailing such procedures and providing written findings as to the amount of the Bank’s stockholders’ equity and that the amount of the Bank’s stockholders’ equity has been determined in accordance with the requirements of this Section 8.9.

     Section 8.10 Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which the Bank is a party or by which any of its properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a material default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Bank shall have been obtained, and FBC shall have received evidence thereof in form and substance satisfactory to FBC.

     Section 8.11 Audited Bank Financial Statements. The Audited Bank Financial Statements shall have been delivered to FBC as required by this Agreement and the audit shall not (i) have revealed any material weaknesses in accounting controls which are mentioned in the management advisory letter from Padgett, Stratemann & Co., L.L.P., (ii) have required any material changes in accounting policies or estimates, including accruals with respect to loan loss reserves, from those being utilized as of September 30, 2004, and (iii) have required any material year end adjustments.

ARTICLE IX.

CONDITIONS TO RESPECTIVE OBLIGATIONS OF
FBC AND THE BANK

     The respective obligations of FBC and the Bank under this Agreement are subject to the satisfaction of the following conditions which may be waived by FBC or the Bank in their sole discretion:

     Section 9.1 Government Approvals. All regulatory approvals of the transactions contemplated by this Agreement (or the waiver thereof) from all necessary governmental agencies and authorities, including the OTS, the Department, the TBD, the FDIC, and any other regulatory agency whose approval (or waiver thereof) shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods necessary to effect the Merger shall have expired.

     Section 9.2 No Injunction. No court of competent jurisdiction shall have issued any order or ruling which is in effect and which prohibits the consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental agency that prohibits or makes illegal consummation of the Merger.

     Section 9.3 Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     Section 9.4 Shareholder Vote. The Merger, this Agreement and the transactions contemplated by this Agreement shall have been approved by the affirmative vote of the holders of at least two-thirds of the shares of Bank Stock issued and outstanding.

ARTICLE X.

CLOSING

     Section 10.1 Closing. (a) Subject to the other provisions of this Agreement, the closing of the Merger (the “Closing”) will take place at a mutually acceptable time, on a mutually acceptable date (“Closing Date”) as soon as practicable within a ten-day period commencing with the latest of the following dates:

     (i) the approval of the Merger by the holders of at least two-thirds of the shares of the Bank;

     (ii) the receipt of the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

     (iii) if the matters contemplated by this Agreement are being contested in any legal proceeding and FBC has elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of FBC, to the consummation of the Merger, or such prior date as FBC shall elect whether or not such proceeding has been brought to a conclusion.

At the Closing, the parties to this Agreement will exchange certificates, opinions and the other documents provided for under this Agreement in order to effect the Merger and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the Merger contemplated by this Agreement.

          (b) The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

     Section 10.2 Effective Date of the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of requisite approval of the shareholders of the Bank and the regulatory approvals (or waivers thereof) of the Department, the OTS, the FDIC, the TBD, and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the Effective Date of the Merger shall occur, at the date and time specified in Section 1.2 hereof. It is anticipated by FBC and the Bank that the Closing and the Effective Date will occur on the same day.

ARTICLE XI.

TERMINATION

     Section 11.1 Termination. (a) This Agreement may be terminated at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the shareholders of the Bank) upon the mutual consent of FBC and the Bank.

          (b) This Agreement may be terminated by action of the Board of Directors of FBC or the Board of Directors of the Bank (whether before or after the adoption of this Agreement by the shareholders of the Bank) at any time prior to the Effective Time if:

     (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

     (ii) the Effective Date shall not have occurred on or before June 30, 2005 or such later date as shall have been approved in writing by the Boards of Directors of FBC and the Bank; provided, that the right to terminate under this Section 11.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Date to occur on or before such date;

     (iii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate the Merger; or

     (iv) any required approval shall be contested or challenged by any federal or state governmental authority or third party by formal proceeding, and FBC shall not elect to contest any such proceeding.

          (c) This Agreement may be terminated at any time prior to the Effective Time by the Board of Directors of the Bank (whether before or after the adoption of this Agreement by the shareholders of the Bank) if (i) FBC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of FBC contained herein shall be untrue in any material respect, or (ii) there shall have occurred after September 30, 2004 any event, condition or circumstance which individually or in the aggregate has a Material Adverse Effect with respect to FBC. In the event that the Board of Directors of the Bank desires to terminate this Agreement as provided in this Section 11.1(c)(i) above, the Board of Directors of the Bank must notify FBC in writing of its intent to terminate stating the reason therefor. FBC shall have fifteen (15) days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of the Bank (which approval shall not be unreasonably delayed, conditioned or withheld).

          (d) This Agreement may be terminated at any time prior to the Effective Time by the Board of Directors of FBC: (i) if (A) the Bank shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Bank contained herein shall be untrue in any material respect, (B) there shall have occurred after September 30, 2004 any event, condition or circumstance which individually or in the aggregate has a Material Adverse Effect with respect to the Bank, (C) any approval required to be obtained from any governmental authority or agency is obtained subject to restrictions or conditions on the operations of the Bank, FBC or Franklin that are unacceptable to FBC, (D) the Bank shall fail to satisfy on the Closing Date the condition contained in Section 8.9 of this Agreement, or (E) FBC determines that either a Phase I Report or a Phase II Report required by Section 5.12 of this Agreement which identifies a Significant Environmental Matter is unacceptable and delivers a Phase I Termination Notice or a Phase II Termination Notice, as provided in Section 5.12 of this Agreement; or (ii) at any time after (A) a breach by the Bank of the provisions of Section 5.7 of this Agreement, (B) the Board of Directors of the Bank shall approve or recommend, or the Bank shall enter into, any letter of intent, memorandum of understanding, agreement or similar document contemplating an Acquisition Transaction, (C) the Board of Directors of the Bank shall withdraw or modify in any manner adverse to FBC its recommendation or approval of this Agreement, the Merger and the transactions contemplated hereby, (D) the Board of Directors of the Bank shall fail to reaffirm its recommendation or approval of this Agreement, the Merger and the transactions contemplated hereby promptly on the request by FBC, or (E) a breach by the Bank of the provisions of Section 5.1 of this Agreement or a breach by any of the directors or officers of the Bank of their respective Voting Agreements. In the event FBC desires to terminate this Agreement because of an alleged breach or change as provided in Sections 11.1(d)(i)(A) above, FBC must notify the Bank in writing of its intent to terminate stating the cause therefor. The Bank shall have fifteen (15) days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of FBC (which approval shall not be unreasonably delayed, conditioned or withheld).

     Section 11.2 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger prior to the Effective Time without breach by any party hereto, this Agreement shall become void and have no effect, without any liability on the part of any party or the directors, officers or shareholders of any corporate party, except that (i) upon termination by FBC pursuant to Section 11.1(d)(ii), the Bank shall pay to FBC, within 10 days of receiving notice of termination from FBC, the amount of $300,000 and, on the consummation of an Acquisition Transaction, shall pay to FBC the applicable Adjustment Amount, (ii) Sections 5.3, 6.3, 11.2, 12.2 and 12.3 shall survive the termination of the Agreement, and (iii) notwithstanding anything to the contrary contained in this Agreement, termination of this Agreement shall not release or relieve either FBC or the Bank from any liabilities or damages arising out of any breach of the representations and warranties made by them, or their failure to perform any of the covenants, agreements, duties or obligation arising hereunder.

ARTICLE XII.

MISCELLANEOUS

     Section 12.1 Nonsurvival of Representations and Warranties. The representations and warranties made in this Agreement by the parties shall not survive the Effective Time. This Section 12.1 shall not limit any covenant or agreement of the parties to this Agreement that by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

     Section 12.2 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any party’s enforcement of the rights afforded under this Section 12.2) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. FBC shall be responsible for and shall pay all filing fees, trustee or exchange agent fees and expenses. FBC and the Bank further agree that all legal, investment banking, accounting and other fees and expenses incurred by the Bank in connection with this Agreement, excluding those expenses contemplated by Sections 5.4(a)(iii) and 5.12 of this Agreement, shall not exceed $200,000 and, if such sum exceeds $200,000, the amount of such excess will be deducted from the Cash Consideration to be paid by FBC under Article II above. All legal, investment banking, accounting or other fees and expenses will be expensed and fully accrued on the books of the Bank prior to the Effective Date. The expenses of separate counsel to any shareholder of the Bank shall be borne by such shareholder and not borne or reimbursed by the Bank.

     Section 12.3 Notices. Any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to FBC:

Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042
Attention: Anthony J. Nocella
Fax: (713) 952-2830

With a copy to:

Bracewell & Patterson, L.L.P.
711 Louisiana, Suite 2900
Houston, Texas 77002
Attention: John R. Brantley
Fax: (713) 221-2112

If to the Bank:

Elgin Bank of Texas
31 N. Main Street
Elgin, Texas 78621
Attention: Mike Davis, President
Fax: (512) 285-2272

With a copy to:

Selman Munson & Lerner, P.C.
901 South Mopac Expressway, Suite 200
Austin, Texas 78746
Attention: Jack A. Selman, President
Fax: (512) 505-5956

All notices sent by mail as provided above shall be deemed delivered five (5) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

     Section 12.4 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States.

     Section 12.5 Headings. The table of contents, headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

     Section 12.6 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Bank; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Bank, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of the Bank Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 12.7 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Bank, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of the Bank Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 12.8 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

     Section 12.9 Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this

Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

     Section 12.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

     Section 12.11 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

     Section 12.12 Gender; Plurals. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

     Section 12.13 Publicity. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the matters contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Merger will occur upon, and be determined by, the mutual consent of FBC and the Bank.

     Section 12.14 No Third Party Beneficiaries. Except as set forth in Section 6.9, nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Section 6.9 shall survive the closing of the transactions contemplated hereby for a period of six years, is intended to benefit each Indemnified Party (each of whom shall be entitled to enforce Section 6.9 against the Bank or FBC, as the case may be) and shall be binding on all successors and assigns of the Bank and FBC. In the event FBC or the Bank or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of FBC and the Bank assume the obligations set forth in Section 6.9.

     Section 12.15 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No provision of this Agreement shall be construed to require any party hereto or their respective affiliates to take any action which would violate applicable law, (whether statutory or common law), rule or regulation.

     Section 12.16 Certain Definitions. The following terms shall have the meanings ascribed to them for all purposes of this Agreement:

          (a) Acquisition Transaction. As used herein, the term “Acquisition Transaction” shall mean:

     (i) a merger, consolidation, acquisition, statutory share exchange or similar transaction involving the Bank;

     (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of the Bank representing ten percent or more of its assets; or

     (iii) the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing 33 1/3 percent or more of the voting power of the Bank.

          (b) Adjustment Amount. As used herein, the term “Adjustment Amount” shall mean:

     (i) if FBC provides notice of termination pursuant to Section 11.1(d)(ii) and within eighteen months of the date termination notice is given the Bank enters into a written agreement relating to or consummates an Acquisition Transaction with a person other than FBC, and the Acquisition Transaction is one specified in Section 12.16(a)(i), an amount in cash or immediately available funds equal to the product obtained by multiplying 19.9% by the difference between (A) the product obtained by multiplying the highest price per share paid for the Bank Stock in the Acquisition Transaction by the total number of shares of Bank Stock and common stock equivalents outstanding prior to the Acquisition Transaction and (B) the Aggregate Merger Consideration;

     (ii) if FBC provides notice of termination pursuant to Section 11.1(d)(ii) and within eighteen months of the date termination notice is given the Bank enters into a written agreement relating to or consummates an Acquisition Transaction with a person other than FBC, and the Acquisition Transaction is one specified in Section 12.16(a)(ii), an amount in cash or immediately available funds equal to the product of 19.9% multiplied by the dollar amount by which the purchase price paid for such assets and deposits exceeds the book value thereof on the date such Acquisition Transaction is consummated; or

     (iii) if FBC provides notice of termination pursuant to Section 11.1(d)(ii) and within eighteen months of the date termination notice is given the Bank enters into a written agreement relating to or consummates an Acquisition Transaction with a person other than FBC, and the Acquisition Transaction is one specified in Section 12.16(a)(iii), an amount in cash or immediately available funds equal to the product obtained by multiplying 19.9% by the difference between (A) the product obtained by multiplying the highest price per share paid for the Bank Stock in the Acquisition Transaction by the total number of shares of Bank Stock and common stock equivalents purchased in the Acquisition Transaction and (B) the product obtained by multiplying the amount of the Aggregate Merger Consideration by a fraction, the numerator of which is the number of shares of Bank Stock and common stock equivalents purchased in the Acquisition Transaction and the denominator of which is the number of shares of Bank Stock and common stock equivalents issued and outstanding immediately prior to the Acquisition Transaction.

The value of any non-cash consideration received in an Acquisition Transaction shall be determined by a nationally recognized investment banking firm selected by FBC and reasonably acceptable to the Bank.

          (c) Best Efforts. As used herein, the term “best efforts” shall mean the taking of all reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition, but excludes the initiation of legal proceedings.

          (d) Knowledge. As used herein, a party to this Agreement shall be deemed to have “knowledge” or to have “known” a particular fact or other matter if (i) an individual serving the party or its banking subsidiary as director, president or chief executive officer or as vice president in charge of a principal business unit, division or function, or an individual performing a policy making function for the party or its banking subsidiary, whether or not serving in an officer position, is actually aware of such fact or other matter or (ii) a prudent individual possessing the knowledge and experience of the individual serving in the capacities specified in the preceding clause (i) could be expected to discover or otherwise become aware of such fact or other matter in the course of the performance of his duties. No individual may deny having actual knowledge of a fact or other matter by reason of such person having failed to review information available to such individual in the ordinary course of business in one of the capacities specified in clause (i) of the preceding sentence.

          (e) Material Adverse Effect. As used herein, the term “Material Adverse Effect” shall mean, with respect to any party, any effect that is material and adverse to (i) the consolidated financial condition, assets, deposits, results of operations, earnings, business, prospects or cash flows of that party, taken as a whole, or that prevents any party from consummating the Merger, or (ii) any of the transactions contemplated by this Agreement. Material Adverse Effect shall not, however, be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (B) changes in GAAP that are generally applicable to the banking or savings industries, (C) expenses incurred in connection with the transactions contemplated hereby, except that if the expenses of the Bank exceed $200,000, the amount of such excess will be deducted from the Cash Consideration as provided in Section 12.2, (D) changes in interest rates, or (E) actions or omissions of a party taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby.

          (f) Person. As used herein, the term “person” shall have the meaning specified in Section 3(a)(9) and 13(d)(3) of the Exchange Act.

     Section 12.17 Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:	FRANKLIN BANK CORP.

By: /s/ Glenn E. Mealey	By: /s/ Anthony J. Nocella

Name: Glenn E. Mealey	Name: Anthony J. Nocella
Title: Assistant Secretary	Title: President and Chief Executive Officer

ATTEST:	FRANKLIN BANK, S.S.B.

By: /s/ Darlene Tregre	By: /s/ Anthony J. Nocella

Name: Darlene Tregre	Name: Anthony J. Nocella
Title: Secretary	Title: President and Chief Executive Officer

ATTEST:	ELGIN BANK OF TEXAS

By: /s/ Jeff Carter	By: /s/ Michael R. Davis

Name: Jeff Carter	Name: Michael R. Davis
Title: Executive Vice President	Title: President and Chief Executive Officer